Exhibit 10.3

RETENTION AGREEMENT

This RETENTION AGREEMENT (“Agreement”) is made and entered into as of July 1, 2017 (the “Effective Date”) by and between Potbelly Corporation, a Delaware corporation (hereinafter referred to as “Company”), and Matthew Revord, an individual (hereinafter referred to as “Executive”).

Statement of Purpose

WHEREAS, Company’s current Chief Executive Officer will be leaving Company in August, 2017 and Company is currently in the process of searching for a new Chief Executive Officer; and

WHEREAS, Company’s the Board of Directors of Company (the “Board”) recognizes that this is a time of uncertainty and that retention of existing talent and leadership during the transition to a new Chief Executive Officer is key to the continuing success of Company’s business;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby mutually covenanted and agreed by Company and Executive as follows:

1. Definitions. To the extent not otherwise defined in this Agreement, the following capitalized terms shall have the meaning specified.

(a) “Cause” shall have the meaning specified in the Employment Agreement.

(b) “Code” means the Internal Revenue Code of 1986, as amended.

(c) “Disability” shall have the meaning specified in the Employment Agreement.

(d) “Employment Agreement” means the Executive Employment Agreement between Company and Executive dated July 25, 2013, as amended dated April 22, 2015.

(e) “Payment Date” means the sixtieth (60th) day following the earlier of (i) Executive’s Termination Date or (ii) the Retention Date.

(f) “Release means the form of release provided by Company to Executive.

(g) “Release Requirements” will be satisfied as of any date if, as of such date, (i) Executive (or, in the event of his or her death, his or her estate) has executed the Release, (ii) the revocation period required by applicable law has expired and Executive (or his or her estate, if applicable) has not revoked the Release within such revocation period, and (iii) the Release has become effective.

(h) “Retention Date” means December 31, 2018.

(i) “Retention Period” means the number of days from and including the Effective Date through and including the Retention Date.

(j) “Termination Date” means the date, prior to the Retention Date, on which Executive’s employment with Company and its affiliates (including any successors to Company or any of its affiliates) terminates for any reason. Executive’s employment with Company shall not be considered terminated if Executive’s employment is transferred among or between Company and its affiliates or to a successor of Company and/or any of its affiliates. For the avoidance of doubt, if Executive becomes employed by an entity into which Company or any of its affiliates is merged, or the purchaser of substantially all of the assets of Company, or a successor to such entity or purchaser, Executive shall not be treated as having terminated employment for purposes of determining whether Executive has incurred a Termination Date for purposes of this Agreement until such time as Executive terminates employment with the merged entity or purchaser (or successor), as applicable.

2. Retention Payment.

(a) Retention Payment. If Executive remains continuously employed by Company as a full-time employee from the Effective Date through the Retention Date and if the Release Requirements are satisfied by the Payment Date, Executive shall be entitled to a “Retention Payment” in an amount equal to $416,250, which Retention Payment shall be paid in a single lump sum on the Payment Date and in no event shall Executive be permitted to determine the year of payment; provided, however, that, to the extent permitted by Section 409A of the Code, Company, in its sole discretion, may accelerate the payment of the Retention Bonus Payment to a date that is prior to the Payment Date.

(b) Termination of Employment Without Cause or on Account of Death or Disability. Notwithstanding the provisions of paragraph (a), if Executive’s Termination Date occurs prior to the Retention Date (A) as a result of termination by Company for reasons other than for Cause, (B) on account of Executive’s death, or (C) on account of Executive’s Disability, and, in any such case, if the Release Requirements are satisfied as of the Payment Date, then:

(i)	if the Termination Date occurs as a result of termination by Company for reasons other than for Cause, Executive shall be entitled to payment of the Retention Payment;

(ii)	if the Termination Date occurs as a result of Executive’s death or Disability on or after the six month anniversary of the Effective Date, Executive shall be entitled to payment of the Retention Payment; or

(iii)	if the Termination Date occurs as a result of Executive’s death or Disability prior to the six month anniversary of the Effective Date, Executive shall be entitled to a pro rata portion of the Retention Payment, equal to the amount of the Retention Payment multiplied by a fraction the numerator of which is the number of days from and including the Effective Date through and including the Termination Date and the denominator of which is Retention Period.

The Retention Payment (or any portion thereof) shall be paid in a single lump sum on the Payment Date and in no event shall Executive be permitted to determine the year of payment; provided, however, that, to the extent permitted by Section 409A of the Code, Company, in its sole discretion, may accelerate the payment of the Retention Bonus Payment to a date that is prior to the Payment Date provided that the Release Requirements are satisfied as of such earlier date.

(c) Other Terminations of Employment. If Executive’s Termination Date occurs prior to the Retention Date for any reason other than as described in paragraph (b) (including as a result of voluntary resignation), Executive shall not be entitled to any Retention Payment pursuant to this Agreement or otherwise.

3. Miscellaneous Provisions

(a) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without regard to the conflicts of laws principles of such state.

(b) Assignment/Successors. Executive may not assign or transfer any of his or her obligations, or any of his or her rights to any payments, under this Agreement; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s estate. Company may assign any or all of its rights and interests under this Agreement to one or more of its affiliates or successors and Company may designate one or more of its affiliates to perform its obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of Company’s assets and business.

(c) Agreement Not Guarantee of Employment. This Agreement does not constitute a guarantee of employment by Company and will not give Executive the right to be retained in the employ of Company or any of its affiliates or any successor, nor any right or claim to any benefit under this Agreement unless such right or claim has specifically arisen under this Agreement.

(d) Withholding. All payments under this Agreement are subject to applicable taxes and other withholdings.

(e) Amendment. This Agreement may be amended at any time by mutual written agreement of the parties.

(f) Entire Agreement. This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, with respect to the subject matter hereof.

(g) Special Section 409A Rules. It is the intent of Company that payments under this Agreement comply with or be exempt from Section 409A of the Code. Notwithstanding any other provision of this Agreement to the contrary, if any payment hereunder is subject to section409A of the Code, and if such payment or benefit is to be paid or provided on account of Executive’s separation from service or termination of employment:

(i)	and if Executive is a specified employee (within the meaning of section 409A(a)(2)(B) of the Code) and if any such payment or benefit is required to be made or provided prior to the first day of the seventh month following Executive’s separation from service or termination of employment, such payment or benefit shall be delayed until the first day of the seventh month following Executive’s separation from service; and

(ii)	for purposes of applying the requirements of Section 409A of the Code, the determination as to whether Executive has had a separation from service or termination of employment shall be made in accordance with the provisions of section 409A of the Code and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.

(h) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in writing as of this 17th date of July, 2017.

POTBELLY CORPORATION

By:	/s/ Marla Gottschalk
Name:	Marla Gottschalk
Title:	Director

EXECUTIVE

/s/ Matthew Revord
Matthew Revord